Exhibit 10.14
EXECUTION COPY
SHARE PURCHASE AND SALE AGREEMENT
By this private instrument, the parties, on the one hand:
(a) ADECO BRASIL PARTICIPACÕES LTDA., a Brazilian limitada with principal place of business in the City of São Paulo, State of São Paulo, at Rua São Joaquim, 249, Loja 13, Zip Code 01508-001, enrolled in the National Registry of Legal Entities (“C.N.P.J.”) under No. 07.835.579/0001-51, herein represented by its legal representative, Mr. Leonardo Raúl Berridi, Argentine, engineer, married, resident and domiciled in the City of Brasilia, Distrito Federal, at SHIS QI 29, Conjunto 14, Casa 21, Lago Sul, enrolled with CPF/MF under No 231.115.108-83 and bearer of Foreigner Identity Card (RNE) No. V391119-H (hereinafter referred to as “Purchaser”);
on the other hand,
(b) MARCELO WEYLAND BARBOSA VIEIRA, Brazilian, married, resident and domiciled in the City of Monte Belo, State of Minas Gerais, at Fazenda Monte Belo, enrolled with CPF/MF under No 192.308.506-91 and bearer of Identity Card (RG) No. M-6.219.870 SSP/MG (“Marcelo Vieira”);
(c) PAULO ALBERT WEYLAND VIEIRA, Brazilian, single, resident and domiciled in the City of Rio de Janeiro, State of Rio de Janeiro, at Av. Presidente Wilson 231, 18th floor, enrolled with CPF/MF under No 878.412.827-53 and bearer of Identity Card (RG) No. 6.734.039-8 IFP/RJ (“Paulo Vieira”);

(d) MÁRIO JORGE DE LEMOS VIEIRA, Brazilian, married, resident and domiciled in the City of Alfenas, State of Minas Gerais, at Fazenda da Braúna, enrolled with CPF/MF under No 335.832.507-53 and bearer of Identity Card (RG) No. 02.609.892-1 IFP/RJ (“Mário Vieira”);
(e) GUSTAVO ABEL DE LEMOS VIEIRA, Brazilian, divorced, resident and domiciled in the City of Areado, State of Minas Gerais, at Fazenda Santa Helena, enrolled with CPF/MF under No 271.538.196-49 and bearer of Identity Card (RG) No. 2.964.836 IFP/RJ (“Gustavo Vieira”);
(f) CORINA DE ALMEIDA LEITE, Brazilian, married, resident and domiciled in the City of São Paulo, State of São Paulo, at Av. Brigadeiro Faria Lima 1461, 10th Floor, Torre Sul, Zip Code 01451-904, enrolled with CPF/MF under No 519.057.876-34 and bearer of Identity Card (RG) No. 12.521.599 SSP/SP (“Corina Leite”);
(g) ANA BARBOSA VIEIRA, Brazilian, single, resident and domiciled in the City of São Paulo, State of São Paulo, at Rua Brasília 85, apto 74, enrolled with CPF/MF under No 918.277.446-34 and bearer of Identity Card (RG) No. 34.316.510-7 SSP-SP (“Ana Vieira”);
(h) ESPÓLIO DE CÉU DE LEMOS VIEIRA, which probate is currently in the 12th Court of Family and Succession of the City of São Paulo under No. 000.01.063812-1, herein represented by Corina de Almeida Leite (“Estate”), (Marcelo Vieira, Paulo Vieira, Mário Vieira, Gustavo Vieira, Corina Leite, Ana Vieira and the Estate hereinafter jointly referred to as “Sellers”);

and, as intervening parties,
(i) USINA MONTE ALEGRE S.A., a Brazilian sociedade anônima with principal place of business in the City of Monte Belo, State of Minas Gerais, at Fazenda Monte Alegre, enrolled with the National Register of Legal Entities (C.N.P.J.) under No. 22.587.687/0001-46, herein represented by its legal representatives (hereinafter referred to as “Company”); and
(ii) INTERNATIONAL FARMLAND HOLDINGS LLC, a limited liability company organized under the laws of the State of Delaware, with registered office in the State of Delaware is 2711 Centerville Road, Wilmington, Delaware 19808 and principal address at Soros Fund Management LLC, 888 Seventh Avenue, New York, New York 10106, herein represented by its undersigned legal representative (hereinafter referred to as “IFH”).
All of the parties described above are hereinafter referred to jointly as “Parties”, each being “Party”.
WITNESSETH
WHEREAS Sellers, together with Cobra CA Holdings Ltd, Liuede Holdings Ltd., Etiel Societé Anonyme, Xango Corporation, Fabio Leonel de Rezende and Francisco Cândido de Almeida Leite hold one million, six hundred and eighty thousand (1,680,000) common non par registered shares of the Company, which represent 100% of the Company’s capital;
WHEREAS the Sellers wish to sell to the Purchaser six hundred and eighty-nine thousand, three hundred and twenty-three (689,323) common registered non par shares, representing approximately forty-one percent (41%) of the Company’s corporate capital (“Shares”), as per the following chart:

SHARES BEING
SELLER	SOLD
Mário Vieira	52,591
Corina Leite	32,449
Gustavo Vieira	62,012
Ana Vieira	204,960
Estate	20,160
Paulo Vieira	259,830
Marcelo Vieira	57,321
Total	689,323
WHEREAS the Purchaser is willing to acquire the Shares from the Sellers.
NOW, THEREFORE, the Parties agree to enter into this Share Purchase and Sale Agreement for Purchase and Sale of Shares (“Agreement”), which shall be governed by the terms and conditions below.
SECTION 1. — PURCHASE AND SALE OF SHARES
1.1. Purchase and Sale of Shares. Subject to the conditions set forth in this Agreement, the Purchaser agrees to buy and the Sellers agree to sell and transfer to the Purchaser for the Purchase Price (as defined in Section 1.2 below) the Shares, which represent approximately forty-one percent (41%) of the capital stock of the Company, all such Shares being completely free and clear of any encumbrance, burden, lien, charge, pledges, options, preemptive rights and other similar rights or claims of any nature whatsoever related thereto (“Liens”).
1.2. Purchase Price.
1.2.1. The price to be paid by the Purchaser to the Sellers for the acquisition of the Shares is the equivalent in Reais to ten million, two hundred and fifty-seven thousand, seven hundred and eighty-two US dollars and seventy-four cents (US $10,257,782.74) (the “Purchase Price”). The Purchase Price will be allocated among the Sellers as described below:

	PURCHASE
	PRICE
SELLER	ALLOCATION
Mário Vieira	US$	782,604.17
Corina Leite	US$	482,872.02
Gustavo Vieira	US$	922,797.62
Ana Vieira	US$	3,050,000.00
Estate	US$	300,000.00
Paulo Vieira	US$	3,866,517.86
Marcelo Vieira	US$	852,991.07
Total	US$	10,257,782.74
1.3. Purchase Price Payment
1.3.1. On the date hereof (the “Closing Date”), the Purchaser shall pay a portion of the Purchase Price in the amount equivalent in R$ to nine million, one hundred and eighty-eight thousand, twenty US dollars and eighty-three cents (US$ 9,188.020.83)

(“Initial Payment”) to the Sellers in cash.
1.3.2. All conversion of U.S. dollars into Brazilian Reais required by this Agreement shall be made based on the average purchase and sale commercial exchange rates of the business day immediately preceding the Closing Date, as published on SISBACEN system of the Central Bank of Brazil (PTAX 800 - Option 5), and the payment to the Sellers shall be made by means of wire transfers (TEDs), in the amounts described below and to the bank accounts to be informed by the Sellers in writing to the Purchaser on the date hereof:

	INITIAL
	PAYMENT
SELLER	ALLOCATION
Mário Vieira	US$	648,883.93
Corina Leite	US$	349,151.79
Gustavo Vieira	US$	789,077.38
Ana Vieira	US$	2,916,279.76
Estate	US$	300,000.00
Paulo Vieira	US$	3,599,077.38
Marcelo Vieira	US$	585,550.60
Total	US$	9,188,020.83
1.3.3. The remaining portion of the Purchase Price, in the amount of one million, sixty-nine thousand, seven hundred and sixty-one Unites States dollars and ninety cents (US$ 1,069,761.90), which based on the exchange rate agreed in the previous clause shall be on the Closing Date the total amount of two million, two hundred eighty-six thousand, one hundred and eighty-eight reais and seventeen cents (R$2.286.188,17) (the “Holdback”), shall be paid by the Purchaser to the Sellers on February 16, 2011, by means of wire transfers (TED) in accordance with written instruction provided by the Sellers no later than 10 days prior to the payment date, in the following proportion:

HOLDBACK
SELLER	ALLOCATION
Mário Vieira	12.5%
Corina Leite	12.5%
Gustavo Vieira	12.5%
Ana Vieira	12.5%
Paulo Vieira	25%
Marcelo Vieira	25%
Total	100%
1.3.4. The amount of the Holdback shall be monetarily adjusted based on the variation of the Índice Geral de Preços — Mercado (IGP-M) disclosed by the Fundação Getúlio Vargas — FGV from February 2006 until the month prior to the effective date of payment.
1.4. Transfer of Shares. Concurrently with the payment of the Initial Payment, the Parties shall cause the Company to record the transfer of the Shares contemplated herein in the appropriate shares registry book (livro de registro de ações nominativas) and shares transfer book (livro de registro de transferências de ações nominativas), duly reflected by the signature of each Party’s representatives in such books.

1.5 Taxes. Each Party shall bear the respective taxes imposed on it as a result of the transactions contemplated by this Agreement in accordance with the applicable laws and regulations.
SECTION 2. — REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller (other the Estate and Ana Vieira with respect to Sections 2.7 to 2.23 below), hereby provides the Purchaser the following representations and warranties:
2.1. — Organization. Except as disclosed in the due diligence report attached hereto as Schedule 2.1:
     (i) the Company is a joint-stock company duly organized under the laws of the Federative Republic of Brazil;
     (ii) the Company has all requisite power and authority to carry on its business as presently conducted;
     (iii) the Sellers have delivered to the Purchaser complete and correct copies of the current bylaws of the Company, as amended and in effect on the date hereof, which have been duly filed with the competent commercial register;
     (iv) the Company has no subsidiaries, nor does it own any share of capital or any other equity ownership in any other company, partnership, joint venture or other business organization, except to its ownership interest in Anhumas Agrícola Ltda.; and

     (v) there are no shareholders’ agreements involving the Company.
2.2. Ownership of the Shares. The Shares are owned by Sellers free and clear of any and all claims, security interests, Liens or encumbrances whatsoever.
2.2.1. The transfer of the Shares to the Purchaser hereunder will convey to the Purchaser good and marketable title to the Shares free and clear of any claims, security interests, Liens or encumbrances whatsoever.
2.2.2. The Shares may be freely assigned and transferred by the Sellers in compliance with the laws and regulations applicable in Federative Republic of Brazil.
2.3. Capital Stock. The capital stock of the Company is two million, five hundred and twenty thousand reais (R$ 2.520.000,00), represented by one million six hundred and eighty thousand (1.680.000) shares. The Shares represent approximately forty-one percent (41%) of the total subscribed and paid up capital stock of the Company. The Sellers are the owners of the Shares, which are free and clear from any and all Liens. All Shares have been validly subscribed for and fully paid up. There are no outstanding subscription rights, options or other rights for the acquisition of the Shares or any other shares to be issued by the Company, or which may be converted or traded into shares (and/or the right to receive shares) of the capital stock of the Company. There are no outstanding or authorized subscriptions, option, warrants or other rights or agreements (including any right of conversion or exchange under any outstanding security or other instrument) relating to the issuance, sale, delivery or transfer by the Company or by the Sellers of any shares of the Company’s capital stock. There are no outstanding contractual obligations of the Company or the Sellers to repurchase, redeem or otherwise acquire any shares of the Company’s capital stock. There are no outstanding or authorized stock appreciation or phamton stock rights with respect to the Company.
2.4. Corporate Authority and Authorization. The Sellers have all power and authority to enter into this Agreement, to consummate the transactions contemplated herein, and to perform their obligations hereunder. The Sellers have taken all action as shareholder of the Company necessary to perform their obligations under this Agreement.
2.5. No Violation. Except as set forth in Schedule 2.5 (which the Sellers represent could not, individually or in the aggregate, reasonably be expected to adversely affect the ability of Sellers to consummate the transactions contemplated hereby or to perform their obligations hereunder), the execution of this Agreement by the Sellers, the consummation of the transactions contemplated herein and the performance of their obligations hereunder (a) do not violate (i) any agreement, commitment or obligation to which any of the Sellers is a party, (ii) any law, decree, rule or regulation, administrative or judicial order to which any of the Sellers may be subject, and (b) do not require any consent, approval or authorization of, notice to, or filing or registration with any individual or entity, court or governmental authority.
2.6. Binding Effect. This Agreement has been duly executed and constitutes a valid and binding obligation of each of the Sellers, and is enforceable against them in accordance with its terms.
2.7. Financial Statements. Schedule 2.7 contains the Company’s unaudited interim financial statements for the period ended on September 30, 2005 (the “Balance Sheet Date”) (the “Financial Statements”). Except as set forth in the notes thereto, the Financial Statements fairly and accurately represent in all material respects the financial position of the Company for the dates and periods reflected therein in conformity with accounting principles generally accepted in Brazil applied on a consistent basis with the financial statements of the Company for the preceding years.
2.8. Operation of Business. Since the Balance Sheet Date, the Company has operated in its ordinary course of business in a manner consistent with past practices and there has been no material adverse change in the sales, profits, business, operations, properties, assets, condition (financial or otherwise) of the Company.
2.9. Taxes. Except as disclosed in the due diligence reports attached hereto as Schedule 2.9-A and Schedule 2.9-B, the Company has filed all income tax returns, as well as material fiscal reports, forms and lists required by the Internal Revenue Service (SRF), Ministry of Labor, the Department of Welfare (INSS) and the Welfare Financial Administration Institute (IAPAS), and has timely paid all material federal, state and local taxes and other material governmental charges including without limitation, income, franchise, gross receipts, sales, employment, personal property, real property and excise taxes, Social Security Contributions and Contributions to the Unemployment Guarantee Fund (FGTS), PIS, FINSOCIAL and social contributions relating to the Company’s business or to the assets of the Company which were due and payable by the Company prior to the Closing Date.
2.10. Labor Matters. Except as disclosed in the due diligence reports attached hereto as Schedule 2.10-A and 2.10-B, there are:
     (i) no pending labor suits, actions or proceedings against the Company relating to employees, commercial representatives or independent contractors, and the Sellers do not presently know of any threats of significant strikes, work stoppages or grievances pending by such employees;
     (ii) no material collective bargaining or union contracts other than those attached hereto as Schedule 2.10-C, and the Company is not presently engaged in negotiations with any labor union or representative thereof with respect to such employees; and
     (iii) no employees entitled to compensation from the time before the FGTS system was introduced.
2.10.1. Except as provided for by law or applicable collective bargaining contracts, the Company has not since the Balance Sheet Date modified any employment contract or profit sharing plan established and in effect for its employees, nor has it increased the wages, salaries, compensation, pensions or other benefits payable or to become payable to any of its employees other than in the ordinary and regular course of business, or made any bonus payments or arrangements with any of them, for the fiscal year ending December 31, 2005 other than in the regular and ordinary course of business.
2.10.2. — Without limitation to the foregoing, the Company has not or has not had in the past any special labor, consulting or other agreements or arrangements with employees, autonomous workers or other individuals or companies which may have accrued liabilities in excess of two hundred and fifty thousand reais (R$250.000,00).
2.10.3. — There are no conditions or benefits payable to any managers or directors which are out of the Company’s ordinary course of business. All employment conditions including benefits for managers, officers and directors are disclosed in Schedule 2.10.3 hereto.
2.11. Registration and Permits. The Company has all federal, state or municipal government licenses, approvals, certificates, permits and franchises required by the Company to carry on its business as presently conducted, and is not presently aware of any challenges or material threatened challenges by any relevant authority in respect thereof.
2.12. Litigation. Except as disclosed in the due diligence report attached hereto as Schedule 2.12, the Company is not presently a defendant in any material litigation or arbitration, including suits, claims, proceedings or notified investigations, before any federal, state, municipal or other government department in the Federative Republic of Brazil or abroad, and is not presently aware of any such threatened material litigation.
2.13. Intellectual Property. Schedule 2.13 hereto lists the intellectual property rights material to the business of the Company including, without limitation, specifications, know-how, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, service names, copyrights, registrations, copyright applications, computer programs and other computer software, inventions, trade secrets, technology, proprietary process and formulae and customer and marketing information (collectively, the “Intellectual Property”). All Intellectual Property is owned by the Company. Except as set forth in Schedule 2.13 hereto, the Company has not entered into any license or other agreement with respect to, or otherwise consented to, the use of, any of the Intellectual Property.

2.13.1 — All patents listed in Schedule 2.13 are valid and in force and all patent applications listed therein are in good standing, and except as otherwise disclosed in Schedule 2.13 attached hereto, all without receipt of written notice of challenge of any kind and, except as otherwise disclosed in Schedule 2.13 attached hereto, the Company owns the entire right, title and interest in and to such patents and patent applications. All of the registrations for trade names, trademarks, service names, service marks, domain names and copyrights listed, in Schedule 2.13 are valid and in force and all applications for such registrations are pending and in good standing, and except as otherwise disclosed in Schedule 2.13 attached hereto, all without receipt of written notice of challenge of any kind, and the Company owns the entire right, title and interest in and to all such trade names, trademarks, service names, service marks, domain names and copyrights so listed as well as the registrations and applications for registration therefore.
2.13.2 — Except as set forth in Schedule 2.13, the use of all Intellectual Property necessary or required for the conduct of the business of the Company as presently conducted does not infringe or violate the intellectual property rights of any person. Except as set forth in Schedule 2.13, there is no infringing use of any of the Intellectual Property by any other person and neither the Sellers nor the Company has committed any acts, or omitted to take any acts, as would cause a forfeiture or abandonment of any material rights in the Intellectual Property or would cause the Intellectual Property to enter the public domain.
2.14. Environmental Matters; Occupational Health and Safety. Except as otherwise provided for in the due diligence reports attached hereto as Schedule 2.14-A, Schedule 2.14-B and Schedule 2.14-C, the Company complies with all environmental and occupational health and safety laws and requirements according to usual practices in the Federative Republic of Brazil, and the Sellers are not aware of any material fact which is likely to entail a violation of environmental or occupational health and safety laws. There has been no material spill, discharge, leak, emission, injection, escape, dumping or release into any property of the Company or into the environment surrounding any property of the Company of any toxic or hazardous substances as defined under Brazilian law.
2.15. Assets. All assets being utilized by the Company in its normal course of operation, including without limitation land, buildings, vehicles, plant and machinery, have been properly maintained and can be used by the Company as they have been used thus far in the normal course of business of the Company.
2.15.1. The Company has good and marketable title to all its material assets reflected in the Financial Statements or acquired since the date thereof (other than those disposed of since the date thereof in the ordinary course of business and consistent with past practices adopted by the Company), free and clear of any encumbrance or Lien except:
     (i) as disclosed in the Financial Statements, in this Agreement, and any Schedules hereto;
     (ii) Liens for taxes, assessments or governmental charges or levies which are not material in amount and may be paid without penalty or are being contested in good faith by appropriate proceedings;
     (iii) Liens arising in the ordinary course of business in relation to financing of Company’s operations; and
     (iv) Liens which neither materially detract from the value of such assets nor materially interfere with their present use.
2.15.2. Except as set forth in Schedule 2.15.2, the Company has good and marketable title over the real estate where the premises of the Company are located.
2.16. Contracts. The Company is not a party to any remunerated contracts which are not in the ordinary course of business and which could significantly affect the future profitability of the Company. All existing material contracts entered into by the Company on the Balance Sheet Date are listed in the due diligence report attached hereto as Schedule 2.16-A. All existing material contracts entered into by the Company from the Balance Sheet Date until the Closing Date are described in Schedule 2.16-B hereto. All existing contracts and agreements entered into by the Company with its related parties are described in Schedule 2.16-C hereto.
2.17. Insurance. All insurance contracts in force are described in Schedule 2.17 hereto.
2.18. Compliance with Law. To the best of each Seller’s knowledge after due inquiry, the assets, properties and business of the Company comply in all material respects with all applicable requirements of law and court orders and no notice, claim, demand or action has been received by or filed against the Company alleging any failure to so comply in all such material respects.
2.19. Accounts Receivable. Except as disclosed in Schedule 2.19, all accounts receivable of the Company have arisen from bona fide transactions by the Company in the ordinary course of business and consistent with past practices adopted by the Company. Such accounts receivable are subject to no valid defense or offsets except routine customer complaints of an immaterial nature. All accounts receivable reflected in the Financial Statements are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Financial Statements, which are consistent with the Company’s historical record of non collectible accounts.
2.20. Inventory. The inventories of the Company (including raw materials, packaging, ingredients, supplies, work in-process, finished goods and other materials) (i) are in good, merchantable and useable condition, and (ii) are reflected in the Financial Statements and (iii) are reflected in the books and records of the Company at the average monthly cost. The reserve for inventory obsolescence contained in the Financial Statements fairly reflects the amount of obsolete inventory as of the respective dates thereof consistently with past practices adopted by the Company.
2.20.1. Except as set forth in Schedule 2.20.1., the Company has complied with applicable Brazilian laws and regulations in all material aspects relating to the manner in which the sugar cane related products are produced and commercialized.
2.21. Changes. Since the Balance Sheet Date, except as disclosed in Schedule 2.21, the businesses of the Company have been conducted only in the ordinary course of business consistent with past practices adopted by the Company. Since the Balance Sheet, the Company has not:
(i) sold, leased (as lessor), transferred or otherwise disposed of, mortgaged or pledged, or imposed or suffered to be imposed any security interest on, any of the material assets necessary to conduct the business as presently conducted and reflected on the Financial Statements, except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business;
(ii) canceled any debts owed to or claims held by or waived any rights of the Company (including the settlement of any claims or litigation) other than in the ordinary course of business;
(iii) created, incurred, assumed or guaranteed, or agreed to create, incur, assume or guarantee, any material indebtedness for borrowed money or any material capitalized lease obligations in respect of the Company, other than borrowings pursuant to the refinancing of existing credit facilities of the Company consistent with past practices adopted by the Company;
(iv) accelerated or delayed collection of material notes or accounts receivable generated by the business of the Company in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business;
(v) delayed or accelerated payment of any material account payable or other material liability of the Company beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business;
(vi) allowed the levels of raw materials, supplies, packaging, ingredients, work-in-process or other materials included in the inventory of the Company to vary in any material respect from the levels customarily maintained by the Company;
(vii) made, or agreed to make, any payment of cash or distribution of assets or any-loan to the Sellers;

(viii) paid or agreed to pay, conditionally or otherwise, any material increase in any compensation to any director, officer or employee of the Company with respect to the business or in any profit sharing, bonus, incentive, deferred compensation, pension, retirement, medical, hospital, disability, welfare or other benefits made available to directors, officers or employees of the Company;
(ix) (a) made, declared, set aside or paid any dividend or distribution (whether in cash, stock or other property) to any shareholder or ex-shareholder; (b) issued, granted, sold or pledged or agreed to issue, grant, sell or pledge any shares of capital stock of the Company, or series convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire shares of capital stock of the Company; (c) redeemed, purchased or otherwise acquired or offered to acquire any outstanding shares of its capital; (d) split, combined or reclassified any shares of its capital stock; or (e) adopted a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of the Company;
(ix) modified, terminated or cancelled any agreement, contract, lease or license involving more than the Brazilian Reais equivalent to one million reais (R$1.000.000,00) to which the Company is a party or by which the Company is bound, other than in its ordinary course of business;
(x) made any capital expenditure involving more than one million reais (R$1.000.000,00), other than in its ordinary course of business;

(xi) made any material capital investment in, any loan to, or any acquisition of the securities or assets of any person or entity, other than in its ordinary course of business;
(xii) experienced any material damage, destruction or loss (whether or not covered by insurance) to its property that had materially impaired its ability to conduct its business as conducted on the Balance Sheet Date; or
(xiii) modified, terminated or cancelled any existing material employment contract (or terms of employment of) any director or officer or key employee of the Company or adopted, modified, terminated or cancelled any bonus, incentive, compensation or other plan, contract or commitment for the benefit of any director or officer of the Company.
2.22. Powers of Attorney. All powers of attorney granted by the Company and currently in effect (except for ad judicia powers of attorney) are listed in Schedule 2.22 hereto.
2.23. Bank Accounts. All bank accounts opened and maintained by the Company are identified in Schedule 2.23 hereto.
2.24. Matters Disclosed. Each representation and warranty to Purchaser stated in Sections 2.1 through 2.23 above (“Warranties”) is to be read down and qualified by any information:
(a) disclosed to the Purchaser by the Sellers in writing on or before the Closing Date during the course of the due diligence investigation conducted by the Purchaser; and

(b) which was, prior to the Closing Date, otherwise within the actual knowledge of the Purchaser and that is inconsistent with that Warranty and, to the extent that any Warranty is incorrect or misleading having regard to any such information, that Warranty is deemed not to have been given to the extent of such inconsistency.
2.25. Purchaser’s Acknowledgement. The Purchaser acknowledges and agrees that in entering into this Agreement, the Purchaser had relied on the Warranties only, and not on any other statement, representation, warranty, condition, forecast or other conduct which may have been made by or on behalf of the Sellers.
SECTION 3. — REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND IFH
The Purchaser and IFH hereby represent and warrant to the Sellers as follows:
3.1. Organization. The Purchaser is a Brazilian limitada duly organized under the laws of the Federative Republic of Brazil.
3.2. Power and Authorization. The Purchaser has full power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the performance of its obligations hereunder have been duly authorized by all necessary corporate acts on the part of the Purchaser. No other action is necessary to authorize the execution, delivery and performance of this Agreement by the Purchaser.

3.3. No Violation. The execution of this Agreement by the Purchaser, the consummation of the transactions contemplated herein and the performance of its obligations hereunder (a) do not violate (i) any agreement, commitment or obligation to which the Purchaser is a party, (ii) any law, decree, rule or regulation, administrative or judicial order to which the Purchaser may be subject, and (b) do not require any consent, approval or authorization of, notice to, or filing or registration with any individual or entity, court or governmental authority.
3.4. Binding Effect. This Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms.
SECTION 4. — INDEMNIFICATION
4.1. Subject to the terms and conditions of this Section 4, Sellers, jointly and severally, as the case may be pursuant to Section 4.2 below, shall indemnify Purchaser, the Company and each of Purchaser’s affiliates, directors, officers and employees and the successors and assigns of any of them (collectively, the “Indemnified Parties”, each being an “Indemnified Party”) for all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorney’s fees and expenses) (collectively, “Contingencies”), of any nature whatsoever, asserted against, resulting from, relating to, imposed upon or incurred by any Indemnified Party, directly or indirectly, by reason of (a) an act, fact and/or omission taking place at any time before and including the Closing Date and not identified by, revealed or disclosed to, the Purchaser before the Closing Date (except for Identified Contingencies defined in item 4.1(c) below); (b) any inaccuracy of any Warranty, or breach of any material representation of this Agreement, or (c) any of the potential

Contingencies listed in Schedule 4.1(c) (the “Identified Contingencies”) which Identified Contingencies shall, notwithstanding any provision to the contrary contained herein, be indemnified by the Sellers regardless of the fact that such Identified Contingencies are known to the Purchaser on the date hereof.
4.1.1 The Purchaser hereby acknowledges and accepts that Ana Vieira shall only be obliged to respond for the Contingencies referred to in items (a) and (c) of Section 4.1 and therefore shall not be obliged to respond for Contingencies referred to in item (b) of Section 4.1.
4.2. In the event Sellers are obliged to pay any amount due to a Contingency, such amount shall be firstly paid with the proceeds of the Holdback, and the payment shall be made to the relevant Indemnified Party. Once the Holdback is entirely consumed, any amount due by the Sellers to an Indemnified Party in view of a Contingency may be paid, at the Sellers’ option, (i) in cash or (ii) by means of a dilution in the membership interest held by each applicable Seller in IFH, pursuant to the mechanism set forth in the LLC Agreement and Unit Issuance Agreement of IFH. It is hereby agreed by the Parties that the indemnification obligation of the Sellers assumed in this Section 4 will be joint and several (solidária) up to the amount of three million one hundred forty-seven thousand reais (R$3,147,000.00). In case the amount of the Contingencies is higher than such amount, then the liability of the Sellers shall no longer be joint and several for the excess, and each of the Sellers shall be liable for a portion of the Contingencies according to the Holdback allocation as defined on Section 1.3.2.
4.3. Notwithstanding any other provision of this Agreement and this Section 4, the indemnification liability of the Sellers as regards an Indemnified Party shall observe the following rules:

(a) Sellers shall only be obliged to pay Contingencies that (i) have an individual amount equal to or higher than fifteen thousand reais (R $15,000.00), (ii) are due by the Indemnified Party in view of an act, fact and/or omission occurred at any time prior to and including the Closing Date; and (iii) are no longer subject to any form of judicial appeal. The amount provided for in item (i) above shall be annually adjusted by the variation of the IGP-M;
(b) Sellers will only be obliged to effect any payments when the total accrued amount of the Contingencies is superior than the equivalent in Brazilian currency to two hundred fifty thousand United States dollars (US $250,000) (the “Deductible”). For purposes of calculation of the Deductible, it shall be applied the conversion from agreed in Section 1.3.2. above on the date when the payment is made by the Indemnified Party. The Parties agree that (a) any payments that are not subject to indemnification pursuant to Section 4.3(a)(i) shall not be counted for purposes of verifying whether the Deductible has been met, and (b) any payments made by the Company due to the ICMS tax enforcement actions (execuções fiscais) identified during the due diligence conducted by the Purchaser, as identified in Schedule 4.3, shall not be subject to the Deductible. In other words, any amounts paid by the Company under such tax enforcement shall be indemnified by the Sellers in full.
(c) the indemnification obligation of the Sellers as provided for in this Section 4 shall be limited to the amounts and time limits listed in the chart below, in addition to the amount of the Holdback. The amounts provided for in the chart below are not cumulative and any amount already paid by the Sellers as indemnification shall be deducted therefrom. Also the limits below will not be applicable and the liability of the Sellers will be unlimited in case it is proved that a Contingency has not been disclosed to the Purchaser due to bad-faith or a malicious act of the Sellers.

From the Closing Date until its 1st anniversary	R$	19,000,000.00
From the lst until the 2nd anniversary of the Closing Date	R$	15,000,000.00
From the 2nd until the 3rd anniversary of the Closing Date	R$	10,000,000.00
From the 3rd until the 4th anniversary of the Closing Date	R$	6,000,000.00
From the 4th until the 5th anniversary of the Closing Date	R$	3,000,000.00
As from the 5th anniversary of the Closing Date	R$	0.00
4.4. It is hereby agreed by the Parties that any amount to be received by the Company due to any unknown asset of the Company somehow related to a period before the Closing Date, as well as any amounts to be received by the Company or used for off-setting as a result of the lawsuit against the National Social Security Institute — INSS identified in Schedule 4.4 shall be (i) deducted from the amount of the Contingencies to be paid by the Sellers, or (ii) paid to the Sellers in cash on the fifth anniversary of the date hereof, in case the balance of such unknown assets is positive after the deduction provided in item (i) above, being hereby agreed that such amount shall be monetarily adjusted based on the variation of the IGPM from the date when the Company receives the proceeds resulting from winning award of such lawsuit until the date of actual payment to Sellers. In the event any amount is due by the Purchaser to the Sellers in view of this Section 4.4, Sellers will have the option to receive such amount by means of ordinary units of membership interest in IFH, which will be issued at a price to be agreed upon among the Purchaser, Sellers and IFH.
4.4.1 Further to the provisions of Section 4.4 above, any amount and/or credit received by or granted to the Company due to the suit for damages (ação de indenização) initiated against the Brazilian Federal Government as regards the sugar cane and alcohol price control, identified in Schedule 4.4.1 hereto, are not included in the transaction contemplated in this Agreement, and therefore, shall be transferred and/or assigned to the Sellers by the Purchaser immediately after such amounts are received by the Company. All reasonable costs and expenses incurred as from the Closing Date in the defense of such law suit shall be deducted from the amount to be transferred and/or assigned to the Sellers, provided they can be proved by means of applicable documents.
4.5. After the Closing Date, the Indemnified Party will notify all Sellers promptly upon the initiation of any proceeding relating to a Contingency hereunder, but no later than within the time that corresponds to half of the term for presentation of the defense, being agreed that failure of the Purchaser in notifying all Sellers within such maximum term shall relieve the Sellers of their indemnification obligations for the respective Contingency. The Sellers shall have the right to defend the Indemnified Party in any proceeding which may give rise to the payment of any amounts relating to a Contingency hereunder, provided that the Sellers acknowledge the applicability of the indemnification provisions pursuant to this Section 4 as to the subject matter of such proceeding. The defense carried out by the Sellers shall be made by attorneys contracted by the Sellers and approved by the Company, which approval shall not be unreasonably withheld, being the associated reasonable fees paid by the Company. In the event of a final decision contrary to the Company and not subject to appeal, all amounts paid by the Company in connection with the respective lawsuit and related to a Contingency, as well as the attorneys’ fees and other reasonable related costs, shall be reimbursed by the Sellers, and deducted from the limits provided for in the chart of Section 4.3(c) above. The Company and the Purchaser agree to cooperate fully with the Sellers and their counsel in the defense against any such asserted liability. In any event, the Company and the Purchaser shall have the right to participate at their own expense in the defense of such asserted liability. Neither the Company nor the Purchaser may effect payments or compromise without the prior written consent of the Sellers, which shall not be unreasonably denied.

4.5.1. The Indemnified Party shall use its reasonable efforts to seek indemnification with respect to every Contingency from all of the Sellers, and not only from one or a portion of the Sellers. Should the Indemnified Party fail to use reasonable efforts to seek indemnification with respect to any Contingency from any given Seller, the indemnification obligation of all Sellers with respect to such Contingency shall be relieved.
4.6. At any time until the 5th anniversary of the Closing Date (but not more than one time per quarter), any Seller shall be entitled to request from the Purchaser a statement reflecting all amounts indemnified by the Sellers pursuant to this Section 4 and, as the case may be, along with evidence that reasonable efforts seeking indemnification were taken against all Sellers with respect to the respective indemnified Contingencies.
SECTION 5. — OTHER COVENANTS
5.1. Expenses.
(a) The fees and expenses (including the fees and expenses of its attorneys, accountants, financial advisors and other professionals), incurred by Sellers and the Company in connection with this Agreement and all transactions related hereto shall be borne by the Company.
(b) The fees and expenses (including the fees and expenses of its attorneys, accountants, financial advisors and other professionals), incurred by the Purchaser and/or IFH in connection with this Agreement and all transactions related hereto shall be borne by Purchaser and/or IFH.

(c) Outstanding success fees due to Banco Rabobank International do Brasil S.A. (“Rabobank”) under a certain Consultancy Agreement shall be paid by the Sellers.
5.2. Best Efforts, Further Assurances. Subject to the terms and conditions contained herein, each of the Parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and measures reasonably necessary or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement.
5.3. Approvals and Consents. The Sellers and the Purchaser shall cooperate, if necessary, to give all notices and obtain, as soon as reasonably practicable, all approvals, consents and waivers of federal, state and local government departments or agencies or of any other parties required or deemed necessary or beneficial for consummation of the transactions contemplated by this Agreement.
5.4. Replacement of Guarantees. The Purchaser hereby acknowledges that the Sellers have given certain guarantees to third parties in relation to obligations assumed by the Company, all such guarantees described in Schedule 5.4 (“Guarantees”), and the Purchaser hereby undertakes to replace all such Guarantees (subject to the required creditor approval) for other equivalent guarantees in no later than 90 (ninety) days as from the Closing Date. The Purchaser shall indemnify and hold each Seller harmless against any cost and/or expense incurred by each Seller resulting from the enforcement of any Guarantee against such Seller.
5.5. Announcements. The Parties agree that any announcement addressed to the general public, relating to the transaction contemplated herein may only be issued from and after the date of this Agreement (“Announcement”). Any Party making any such Announcement shall notify the other party thereof within a reasonable time prior to making such Announcement, stating the time and the content of such Announcement; provided that the Parties shall have a reasonable opportunity to review such an Announcement prior to its release. The Parties agree that they shall use their best efforts that, in the event they refer, in any Announcement, to the specifics of the transactions contemplated herein and in the ancillary documents related hereto, to accurately reflect their structure. Notwithstanding the above, each Party may issue any Announcement to the extent required by applicable laws and regulations.
5.6. IFH Guarantee. In the capacity of intervening party to this Agreement, IFH irrevocably and unconditionally, jointly and severally, guarantees to each Seller punctual performance by the Purchaser of all the Purchaser’s obligations under this Agreement, pursuant to the terms of Articles 275 to 285 of the Brazilian Civil Code.
SECTION 6. — MISCELLANEOUS
6.1. Notices. Any notice or other communication permitted or required to be given between the Parties hereto shall be made in writing and shall be deemed to have been duly given to a Party when delivered in person, or sent by courier service or by electronic facsimile transmission (receipt electronically confirmed) to such Party at the relevant address or facsimile number set forth below. Any Party may change its address or facsimile number for the purpose of receiving notices by giving notice in accordance with the provisions of this Clause 6.
To the Sellers:

(a) Marcelo Vieira
Fazenda Monte Belo
37115-000 Monte Belo — MG
Brazil
Fax: (55-35) 3573-2010
(b) Paulo Vieira
Av. Presidente Wilson 231, 18th floor
20030-021 Rio de Janeiro — RJ
Brazil
Fax: (21) 2217-2894
(c) Mário Vieira
Fazenda da Braúna
37130-000 Alfenas — MG
Brazil
Fax: (55-35) 3573 2007
(d) Gustavo Vieira
Fazenda Santa Helena
37140-000 Areado — MG
Brazil
Fax: (55-35) 3573-2500
(e) Corina Almeida Leite
Av. Brigadeiro Faria Lima, 1.461, 10th floor, Torre Sul
01451-904 São Paulo — SP
Brazil

Fax: (55-11) 3814-1508
(f) Ana Vieira
Rua Brasília 85, apto. 74
04534-040 São Paulo — SP
Fax: (55-11) 3167-7717
(g) Estate
Corina Almeida Leite
Av. Brigadeiro Faria Lima, 1.461,10th floor, Torre Sul
01451-904 São Paulo — SP
Fax: (55-11) 3814-1508
With a copy (which shall not constitute notice) to:
Fabio Rezende
Av. Presidente Wilson 231, 18th floor
20030-021 Rio de Janeiro — RJ
Brazil
Fax: (21) 2217-2894
To the Purchaser:
Adeco Brasil Participações Ltda.
SHIS — QI23, Bloco B, sala 201, Ed. Top 23, Lago Sul
71660-000 Brasília — DF
Brazil
Fax: (55-61)3366-3744

Attention: Leonardo Berridi
With a copy (which shall not constitute notice) to:
Álvaro Martins dos Santos
R. Boa Vista 254, 9° andar
01014-907 São Paulo—SP
Brazil
Fax: (55-11) 3247-8600
To the Company:
Fazenda Monte Alegre
37140-000 Areado — MG
Brazil
Fax: (55-35) 3573 2007
Attention: Marcelo Vieira
With a copy (which shall not constitute notice) to:
Adeco Brasil Participações Ltda.
SHIS — QI23, Bloco B, sala 201, Ed. Top 23, Lago Sul
71660-000 Brasília—DF
Brazil
Fax: (55-61)3366-3744
Attention: Leonardo Berridi
Álvaro Martins dos Santos

R. Boa Vista 254, 9° andar
01014-907 São Paulo — SP
Brazil
Fax: (55-11) 3247-8600
To IFH:
International Farmland Holdings LLC
c/o Soros Fund Management LLC
888 Seventh Avenue
New York, New York 10106
USA
Fax:(l 212) 541-7751
Attention: Dang Phan
With a copy (which shall not constitute notice) to each of:
Goodwin Procter LLP
599 Lexington Avenue
New York, New York 10022
USA
Fax: 1 212-355-3333
Attention: Kevin Sheridan, Esq.
and
Pampas Humedas LLC
c/o Soros Fund Management LLC

888 Seventh Avenue
New York, New York 10106
USA
Facsimile: (212) 541-7751
Attention: Dang Phan
6.2. Arbitration. Any dispute, controversy or claim (a “Dispute”) arising out of or in connection with this Agreement, including any question regarding its existence, validity, enforcement, performance, legal interpretation or termination, shall be referred to and finally resolved by arbitration. The arbitration shall be instituted and held in accordance with the rules of the Brazil-Canada Chamber of Commerce (Cámara de Comércio Brasil-Canadá; the “CCBC”) (the “Rules”), which Rules are deemed to be incorporated by reference into this Section 6.2. The administration and correct conduct of the arbitration proceedings shall be incumbent upon the CCBC. The number of arbitrators shall be three (3), with one (1) arbitrator appointed by the claimant(s), one (1) arbitrator appointed by defendant(s). The arbitrators appointed by the parties, on their turn, shall choose a third arbitrator among the members of the Panel of Arbitrators of the CCBC, who shall preside over the Arbitration Tribunal.
6.2.1. Procedural Matters. The legal place of arbitration shall be in the City of São Paulo, State of São Paulo, Brazil, where the arbitration award shall be rendered. The language to be used in the arbitral proceedings shall be Portuguese. The governing Law of this Agreement shall be as specified in Section 6.10 below and the procedural aspects of the arbitration shall be governed by the Rules. Notwithstanding the foregoing, each Party shall (i) provide to the other party, reasonably in advance of any hearing, copies of all documents which such party intends to present in such hearing, (ii) be allowed to conduct reasonable discovery through written document requests and depositions of any employees, senior officers or service providers of the other Party, the nature and extent of which discovery shall be determined by the arbitration tribunal taking into account the needs of the parties hereto and the purposes of arbitration to make discovery expeditious and cost effective, and (iii) be entitled to make an oral presentation to the arbitration tribunal.
6.2.2. Consolidation. In order to facilitate the comprehensive resolution of related Disputes, and upon request of any Party to the arbitration proceeding, the arbitration tribunal may, within ninety (90) days of its appointment, consolidate the arbitration proceeding with any other arbitration proceeding involving any of the Parties hereto relating to this Agreement. The arbitrators shall not consolidate such arbitrations unless they determine that (i) there are issues of fact or Law common to the proceedings, so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no Party hereto would be prejudiced as a result of such consolidation through undue delay, conflict of interest or otherwise. In the event of conflicting awards on the issue of consolidation by the arbitration tribunal constituted hereunder, the ruling of the tribunal constituted under this Agreement shall govern, and that tribunal shall decide all Disputes in the consolidated proceeding.
6.2.3. Exceptional Court Jurisdiction. The Parties are fully aware of all terms and effects of the arbitration clause set forth herein, and irrevocably agree that any Disputes shall be solely referred to arbitration. Without prejudice to validity of the arbitration clause, however, the Parties hereby elect the courts in the Judicial District of São Paulo, State of São Paulo, Brazil, as the exclusive forum for pursuing any enjoining or other conservatory measures of a preventive nature to secure the arbitration to be initiated or already in progress between the Parties and/or to ensure the existence and enforceability of the arbitration proceedings.
6.2.4. Award. The arbitral award shall be final and binding upon the parties, and not subject to any appeal, to the fullest extent permitted by applicable Law, and shall deal with — but not be limited to — the question of liability for administrative costs of arbitration, arbitrators’ fees and all matters related thereto. The arbitrators may at their discretion award costs, including legal fees, to the prevailing and/or defeated Party or Parties, which shall be limited to 10% over the amount of the award granted to winning party. Decisions of the arbitrators shall be in writing and shall set forth the reasons therefore, and, to the extent applicable, the manner in which the amount of the award was calculated. Any monetary award arising from the arbitration proceedings may include interest from the date of any damages incurred for breach or other violation of this Agreement and from the date of the award, until paid in full, at a rate to be fixed by the arbitrators.
6.3. Entire Agreement. This Agreement and Schedules attached hereto contain the entire agreement and understanding concerning the subject matter hereof among the Parties hereto and specifically supersede any prior understanding of the Parties on the subject matter hereof.
6.4. Waiver, Amendment. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon any Party hereto unless confirmed in writing. No waiver by any Party hereto of any term or provision of this Agreement or of any default hereunder shall affect such Party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar. This Agreement may not be modified or amended except in writing and executed by all Parties hereto.

6.5. Severability. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and, accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.
6.6. Assignment. No Party hereto may assign this Agreement, in whole or in part, without the prior written consent of all of the other Parties, except that the Purchaser shall be authorized to assign this Agreement to any affiliate upon a 30 day prior written notice to the Sellers.
6.7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
6.8. Submission to the Antitrust Authorities. The Parties will discuss in good faith whether the transaction contemplated hereby is subject to approval the Conselho Administrativo de Defesa Econômica — CADE, the Secretaria de Direito Econômico — SDE, and Secretaria de Acompanhamento Econômico — SEAE (collectively, the “Antitrust Authorities”). Should the Parties reach the conclusion that such approval is required, the Parties will coordinate and submit the transaction contemplated hereby to the Antitrust Authorities within 15 (fifteen) business days as from the date of execution of this Agreement. The Parties will cooperate with and provide each other with any and all information and documents that are reasonably required for the purposes of submitting the transaction hereunder to the Antitrust Authorities.]
6.8.1. The relevant Antitrust Authorities filing fees and related expenses (including attorney fees) shall be borne by the Company.

6.9. Languages. This Agreement is executed only in the English language. The Parties agree to review and initial (either directly or through its attorneys at law) all pages of a sworn translation into Portuguese. In the event of any dispute, the respective sworn translation initialed as agreed herein shall prevail.
6.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.
IN WITNESS WHEREOF, the Parties have duly executed this Agreement, in seven (7) originals of identical form and content, along with the two (2) witnesses below.

Rio de Janeiro and New York, February 16, 2006 ADECO BRASIL PARTICIPAÇÕES LTDA.
By	/s/ Leonardo Raúl Berridi
Leonardo Raúl Berridi

MARCELO WEYLAND BARBOSA VIEIRA
/s/ Marcelo Weyland Barbosa Vieira

PAULO ALBERT WEYLAND VIEIRA
/s/ Paulo Albert Weyland Vieira

MÁRIO JORGE DE LEMOS VIEIRA
/s/ Mário Jorge De Lemos Vieira

GUSTA VO ABEL DE LEMOS VIEIRA
/s/ Gusta Vo Abel De Lemos Vieira

CORINA DE ALMEIDA LEITE
/s/ Corina De Almeida Leite

ANA BARBOSA VIEIRA
/s/ Ana Barbosa Vieira

ESPÓLIO DE CÉU DE LEMOS VIEIRA
/s/ Corina de Almeida Leite
Corina de Almeida Leite

USINA MONTE ALEGRE S.A.
/s/ Gusta Vo Abel De Lemos Vieira

INTERNATIONAL FARMLAND HOLDINGS LLC
/s/ Alan Boyce
Alan Boyce

Witnesses:

1. -	/s/ [ILLEGIBLE] Name: [ILLEGIBLE]
I.D.: 11660685.6

2. -	/s/ [ILLEGIBLE] Name: [ILLEGIBLE]
I.D.: 11661918-1